CONTRIBUTION AGREEMENT

     This Contribution Agreement ("Agreement"), made as of the 7th day of June, 1999 by and among

     HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership, having its principal office at 850 Clinton Square, Rochester, New York 14604, ("Home Properties"); and

     _____________________________,        a        _______________________(the
     "Partnership"), having its principal office at _________________.


                             W I T N E S S E T H:

     WHEREAS, the Partnership owns a certain apartment complex and adjacent land located in the State of ________, all as more particularly described on EXHIBIT A;

     WHEREAS, the Partnership desires to cause each of its members (the "Partners") to contribute each of the member interests in the Partnership (the "Interests") to Home Properties in exchange for limited partnership interests in Home Properties (the "Units"), cash, or a combination of both Units and cash, to be allocated among the Partners in accordance with SCHEDULE 1 attached hereto;

     WHEREAS, Home Properties desires to obtain 100% (but not less than 90%) of the Interests in the Partnership and thus a 100% (but not less than 90%) of the interests in the entity that owns fee simple title to the Property (as hereinafter defined), together with the related Other Items (as hereinafter defined), in exchange for Units, cash, or a combination of both Units and cash, all as more particularly described herein;

WHEREAS the parties hereto also desire, subject to the terms and conditions set forth herein and in the agreements noted below, that the entities described on EXHIBIT B attached hereto (the "Affiliated Partnerships") cause each of their respective constituents (the "Affiliated Partners") to contribute to Home Properties and Home Properties accepts from the Affiliated Partners, all (but not less than 90%) of the ownership interests in the Affiliated Partnerships (the "Affiliated Interests") pursuant to contribution agreements entered into between the Affiliated Partnerships and Home Properties, each of even date herewith (the "Other Contribution Agreements"), and that the transactions contemplated therein close simultaneously with, and as a condition to, the closing of the transactions contemplated hereby;

     NOW, THEREFORE, in consideration, of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the parties hereby agree as follows:

     1. REAL PROPERTY DESCRIPTION. The Real Property owned by the Partnership consists of an apartment complex commonly known as ______________, which includes ___apartments (the " Project"), located in __________________, on land more particularly described on EXHIBIT A attached hereto, together and including all buildings and other improvements thereon, including but not limited to, the ____ apartment units and all rights in and to any and all streets, roads, highways, alleys, driveways, easements and rights of way appurtenant thereto (the foregoing are hereafter collectively referred to as the "Property").

     2. OTHER ITEMS. The transfer, exchange, conveyance and acquisition of the Interests shall include all of the right, title and interest of the Partnership in and to the following items now or at the Closing (hereinafter defined) in or on the Property and owned by the Partnership:

A.   all heating, air-conditioning, plumbing and lighting fixtures,

B.   ranges, refrigerators and disposals (one of each for each apartment unit),

C.   water heaters,

D. any and all pools and pool equipment, bathroom fixtures, exhaust fans, hoods, signs, screens, maintenance building, fences, cabinets, mirrors, shelving, mail boxes, office furniture and equipment, including but not limited to computers, and any and all related equipment in connection with the Property,

E. any fixtures appurtenant to the Property and any other furniture or equipment used in connection with the operation and maintenance of the Property, including any vehicles used in connection with the operation and maintenance of the Property,

F. all tenant security deposits (and interest thereon if required by law or contract to be earned thereon) (hereinafter with the items listed in AE above, collectively, the "Other Items").

     At Closing, the Other Items will be free and clear of all liens and encumbrances, subject only to the Existing Loan and Permitted Exceptions (as each such terms are hereinafter defined).

     Notwithstanding anything set forth herein to the contrary, the transfer, exchange, conveyance and acquisition of the Interests shall specifically exclude any right, title or interest of the Partnership in or to: (i) any tax, insurance or other escrows held by any Existing Lender (hereinafter defined) and (ii) any working capital, capital reserves or any other cash accounts held or maintained by the Partnership (other than tenant security deposits described in subparagraph F. hereinabove) (collectively, the "Excluded Items"). Subject to the obligation to establish and fund the Reserve Amount (hereinafter defined), on or before the Closing, the Excluded Items shall be transferred by the Partnership to its Managers (hereinafter defined) to be held for distribution to the Partners.

     3.    EXCHANGE.

A. Promptly after the expiration of the Due Diligence Period (if this Agreement has not been previously terminated), Home Properties shall make an offer (the "Offer") to each of the Partners to exchange the Partners' Interests in the Partnership for: (i) cash, (ii) Units or (iii) a combination of both cash and Units, as each such Partner may, subject to Paragraph 3.C., elect to receive, and having a value, in each instance, equal to the Exchange Price (hereinafter defined). The Partnership agrees that it will use its reasonable efforts to solicit acceptance from the Partners of the Offer, whether in exchange for cash, Units, or a combination of both cash and Units. Upon and subject to the terms and conditions set forth in this Agreement, Home Properties agrees that on the Closing Date (as hereinafter defined), it shall accept an assignment of the Interests from the Partners who have accepted the Offer and will issue Units, pay cash, or pay and issue a combination of both cash and Units to the Partners, as each such Partner shall have elected, and as more particularly provided herein.

B. Subject to the satisfaction or waiver of the closing conditions to the Partnership's obligations to close the transaction contemplated by this Agreement _______________ and ________________ (the "Managers") hereby agrees that they will accept the Offer with respect to all of their Interests.

C. Notwithstanding the foregoing right of Partners to elect to be paid their portion of the Exchange Value in cash, Units, or a combination of both cash and Units, $50 million shall be the maximum aggregate portion of the Exchange Price payable to the Partners in cash under this Contribution Agreement as well as under the Other Contribution Agreements and the Contribution Agreement (the "Management Company Agreement") between Home Properties and Community Realty Company, Inc. (the "Management Company"). In the event that the aggregate portion of the Exchange Price to be paid in cash to the Partners, the Affiliated Partners, and the Management Company who are not accredited investors under the securities laws (and are therefore not permitted to receive Units) (collectively, the "Non-Accredited Investors") or who are accredited investors under the securities laws but have nonetheless elected to receive all or any portion of their Exchange Price in cash (the "Accredited Cash Payees") exceeds $50 million in the aggregate, then cash, up to $50 million, shall be paid first to the Non-Accredited Investors, and then the remaining cash, if any, shall be paid pro-rata to the Accredited Cash Payees. The remainder of the Exchange Value, if any, not paid in cash to the Accredited Cash Payees (the "Remaining Non-Cash Exchange Value"), shall be paid to such Accredited Cash Payees in the form of Units at the Designated Value (as hereinafter defined).

     4.    CONSIDERATION AND MANNER OF PAYMENT.

A. The aggregate consideration payable by Home Properties for 100% of the Interests shall be $___________ (the "Consideration").

B. On the Closing Date, each of the Partners who has accepted the Offer shall assign their Interests to Home Properties in exchange for the Exchange Price. As used herein, the term "Exchange Price" means the Consideration less the principal amount on the Closing Date of the Existing Loan (as hereinafter defined), multiplied by the percentage interest of the relevant Partner's Interest in the Partnership as set forth on SCHEDULE 1.

C. At Closing, the Managers shall establish from Partnership funds otherwise distributable to the Partners a "Reserve Amount". As used herein, the term "Reserve Amount" means the sum of: (a) an amount equal to the current accrued and unpaid monetary liabilities of the Partnership on the Closing Date (other than the principal amount of the Existing Loan), together with such other amounts as the Managers may reasonably determine are necessary or prudent to retain to satisfy any Partnership Claims (hereinafter defined) (the
"Liabilities Reserve") and (b) the sum of $___________ (the "Indemnity Reserve"); provided, however, that the Indemnity Reserve portion of the Reserve Amount shall be reduced in proportion to the Interests of Partners of the Partnership ("Dissenting Partners") who do not accept the Offer. The Reserve Amount shall be held and disbursed by the Disbursing Agent (as defined in Paragraph D of this Section 4) as described in Paragraph D of this Section 4 and in Paragraphs A and B of Section 5. The Reserve Amount shall initially be used to pay all amounts required to satisfy the accrued and unpaid monetary liabilities of the Partnership on the Closing Date (other than the principal amount of the Existing Loan) and any liabilities of or claims against the Partnership accrued before the Closing Date (other than the principal amount of the Existing Loan) that Home Properties has not specifically agreed to assume as provided herein ("Liabilities Claims") and any amounts paid or subject to claims of Home Properties by reason of a material breach or material misrepresentation of any representations, warranties, covenants or agreements of the Partnership which survive Closing (but only during the period of such survival) ("Indemnity Claims", together with Liabilities Claims herein referred to collectively as "Partnership Claims"). Notwithstanding the above, if the Partnership can establish to Home Properties' reasonable satisfaction that after Closing, the Managers or their agents will have retained sufficient Partnership funds to pay all Liabilities Claims, then no Liabilities Reserve will be required to be established.

D. At Closing, the Managers shall deliver in immediately available funds from monies otherwise distributable to the partners of the Partnership (but not from proceeds of Consideration) to the Title Company as "Disbursing Agent" the Reserve Amount. The Reserve Amount shall be held and disbursed pursuant to the terms of an escrow agreement that shall be in form and substance substantially similar to that attached hereto as EXHIBIT C.

E.   Subject  to  the  limitation  described in Paragraph C. of Section 3, Home
Properties  shall  pay  the  Partners  who   are  Non-Accredited  Investors  or
Accredited Cash Payees their Exchange Price in cash at the Closing,

F. Partners who are accredited under applicable securities laws and who have elected to receive Units in exchange for their Interests and Partners who are Accredited Cash-Payees who because of the $50 million cash limitation described in Paragraph 3.C. herein, are not paid all of their Exchange Value in cash (each a "Unit Partner" and collectively the "Unit Partners") shall be paid their Exchange Price (or in the case of Accredited Cash Payees the Remaining Non-Cash Exchange Value) by the issuance of Units. The number of Units to be issued to each Unit Partner shall be the Exchange Price divided by the "Designated Value" of a Unit. The Designated Value of a Unit shall be equal to $25.9417, which is the average closing price for the period from and including May 10 to and including May 28, 1999 of a share of common stock of Home Properties of New York, Inc., ("HME") as listed on the New York Stock Exchange.

G. The initial distribution payable with respect to Units issued hereunder shall be made on the date on which HME pays the dividend to the holders of its common stock that relates to the earnings for the calendar quarter in which the Units were issued and shall be pro-rated such that the Unit Partners shall receive a pro-rata distribution for the period from the date on which the Units were issued to and including the last day of the calendar quarter in which the Units were issued.

H. Subject to the terms of a Registration Rights and Lock-Up Agreement, in the form of EXHIBIT D attached hereto, to be dated as of the Closing Date and entered into between HME and each Unit Partner, and to the terms of that certain Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (the "Operating Partnership Agreement"), the Units will be convertible into HME common stock, on a one-to-one basis, after the elapse of one (1) year from and after the Closing Date (the "Lock-Up Period"), during which time the Unit Partners will be restricted, to the extent provided in the Registration Rights and Lock-Up Agreement and the Operating Partnership Agreement, from converting, or transferring, any of the Units. From and after the expiration of the Lock-Up Period, the Unit Partners shall have all of the transfer, exchange and conversion rights with regard to the Units as are set forth in the Operating Partnership Agreement and the Registration Rights and Lock-Up Agreement.

I. Upon the expiration of the Due Diligence Period (as hereinafter defined) and provided Home Properties has not exercised its right to terminate this Agreement, Home Properties shall deposit a sum equal to the amount of the Liability Reserve with Commercial Settlements, Inc. (the "Title Company") as a good faith deposit hereunder (the "Deposit"). The Title Company shall invest the Deposit in an FDIC or FSLIC insured money market account and shall be held and disbursed as provided in the Escrow Agreement attached hereto as EXHIBIT E. Any interest earned on such investment shall be reported to Home Properties Federal tax identification number. The Deposit shall be refunded to Home Properties at Closing in the event Home Properties consummates the transaction contemplated hereby, upon termination of this Agreement by Home Properties expressly permitted hereunder, or upon the Partnership's default and resulting termination of this Agreement by Home Properties expressly permitted hereunder. In the event Home Properties fails to acquire the Interests other than by reason of a termination by Home Properties expressly permitted hereunder or the Partnership's default, the Deposit shall be forfeited to the Partnership as liquidated damages. Any and all sums deposited hereunder shall be applied or refunded as provided herein. (All references to "Deposit" shall be deemed to include all accrued interest thereon).

     5.    RELEASE OF RESERVES.

A. On the 180{th} day after the Closing Date, the parties hereto shall jointly instruct the Disbursing Agent to disburse to the Managers that portion of the Reserve Amount that has not been paid, disbursed or otherwise required to be paid on account of Liability Claims or Indemnity Claims. The Managers may then elect: (i) to continue to hold such disbursed amounts for up to 360 days after the Closing Date, in trust for the benefit of the Partnership and the Partners, as a fund against which to pay unanticipated Partnership Claims (the "Contingency Reserve"); or (ii) to distribute such sums pro rata to the Partners. Notwithstanding the above, Dissenting Partners shall not be entitled to a distribution of any portion of the Indemnity Reserve.

B. At any time, and from time to time, after the 180{th} day after the Closing Date that there is a Final Determination (as defined in EXHIBIT C) that any remaining portion, if any, of the Reserve Amount is no longer subject to Liability Claims or Indemnity Claims, the parties hereto shall instruct the Disbursing Agent to distribute such remaining portion of the Reserve Amount to the Managers. The Managers may then elect: (i) to continue to hold such disbursed amounts for up to 360 days after the Closing Date, in trust for the benefit of the Partners, as a Contingency Reserve; or (ii) to distribute such sums pro rata to the Partners in accordance with their percentage interests. Notwithstanding the above, Dissenting Partners shall not be entitled to a distribution of any portion of the Indemnity Reserve.

C. Not later than 360 days after the Closing Date (provided that there have been no unanticipated Partnership Claims), the Managers shall distribute any balance remaining in the Contingency Reserve pro rata to the Partners in accordance with their percentage interests. In the event that at the end of the 360 day period following Closing there are unanticipated Partnership Claims pending or asserted, or the Managers have reason to believe that such unanticipated Partnership Claims may be asserted, the Managers may continue to hold the Contingency Reserve until such time as the Managers deem prudent, after which time any undisbursed amount remaining in the Contingency Reserve shall be disbursed by the Managers pro rata to the Partners in accordance with their percentage interests. Notwithstanding the above, Dissenting Partners shall not be entitled to a distribution of any portion of the Indemnity Reserve.

     6. EXISTING LOANS. Home Properties acknowledges that the Property is currently subject to mortgage financing having a principal balance as of May 1, 1999 of approximately $____________ (the "Existing Loan") and held by ________________ (the "Existing Lender"). Subject to the consent of the Existing Lender, Home Properties agrees that at the time it acquires the Interests, the Property will remain subject to the Existing Loan. The costs involved in connection with obtaining the Existing Lender's consent to that transaction (the "Assumption"), including any assumption fees, shall be paid by Home Properties.

     7. ADJUSTMENTS AT CLOSING. The following shall be adjusted and prorated between Home Properties and the Partnership at Closing as if Home Properties was the owner of the Property as of the Closing Date (the Closing Date being a day of income and expense to Home Properties). All such adjustments and prorations between Home Properties and the Partnership shall be settled in cash and shall not increase or decrease the Consideration, as the case may be.

A. All ad valorem real estate taxes with respect to the Property for the calendar year or other applicable tax period in which the Closing is consummated. If the amount of such taxes is not known at Closing, proration of such taxes will be made upon the basis of the most recently ascertainable taxes. In such event, Home Properties and the Managers on behalf of the former partners of the Partnership agree to re-prorate/adjust the taxes between themselves after the Closing, based upon the full amount of the actual taxes for the Property when the actual amount of such taxes is known.

B.   Water charges.

C.   Sewer charges.

D.   Fuel, electricity and other utilities.

E. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) shall remain in the Partnership whose Interests are conveyed to Home Properties at Closing. At Closing, Home Properties shall assume the Partnership's obligations related to tenant security deposits to the extent they remain part of the Other Items. Home Properties agrees that it will indemnify, defend, hold the Partnership harmless and will indemnify the Partnership against all demands, claims, losses, costs, damages, expenses or liabilities, including, but not limited to, attorneys' fees, arising out of or in connection with the transfer or disposition of such security deposits if and to the extent such demands, claims, losses, costs, damages, expenses or liabilities relate to the period after the Closing Date.

F.   Charges under the service contracts assumed by Home Properties.

G.   Laundry income.

H. Any other charges incurred with respect to the Property which the Partnership or the Partners are obligated to pay.

I.   Accrued and unpaid interest on the Existing Loan.


J.   Rents.

(1) All rent payments collected as of the Closing Date for the month of Closing shall be prorated as between the parties as of the Closing Date.

(2) All rent collected after Closing for any period prior to Closing shall belong to the Partnership and, if paid to Home Properties, Home Properties shall promptly send such rent to the Managers for distribution to the Partners.

(3) All rent collected by the Partnership prior to the Closing for rental periods subsequent to Closing shall be paid to Home Properties at Closing.

(4) All rent collected by Partnership or Home Properties for rental periods after the Closing shall belong to Home Properties and, if paid to the Partnership, the Partnership shall promptly send such rent to Home Properties.

(5) Home Properties will make reasonable efforts to collect all rents due for the month of the Closing and any past due rents, but shall not be required to bring suit to collect such rents. Any rent received from any tenant after Closing shall first be applied to pay any rent owing by that tenant for the month of the Closing and then to pay rent owing for the then current month and thereafter in reverse order of delinquency. Any rents due for the month of Closing (and accruing prior to the Closing Date) and past due rents not collected by Home Properties within the period of 180 days following the Closing Date shall be assigned to the Managers without recourse who may pursue such remedies for collection thereof for its own account.

     Any error in the calculation of adjustments shall be corrected subsequent to Closing with appropriate credits to be given based upon corrected adjustments, provided, however, that the adjustments (except if errors are caused by misrepresentations and except for actual taxes) shall be final upon expiration of the sixtieth day after Closing.

     8. COSTS. Home Properties shall pay all recording fees, its attorneys' fees, one-half of any applicable transfer and recordation taxes, if any, the costs of obtaining any title commitment and title policy, one-half of the closing charges of the Title Company, and all other incidental costs and expenses, if any, incurred in connection with closing this transaction customarily paid for by the transferee of similar property. The Partnership shall pay one-half of any applicable transfer and recordation taxes, if any, attorneys' fees incurred by them in connection with this transaction, one-half of the closing charges of the Title Company and all other incidental costs and expenses, if any, incurred in connection with closing this transaction customarily paid for by the transferor of similar property.

     9. EVIDENCE OF TITLE. The Partnership shall furnish to Home Properties, at the Partnership's expense, and within ten (10) days from the execution hereof, a copy of the most recent title policy relating to the Property along with the most recent instrument survey of the Property, in each case, to the extent in its possession or control. At the time of the Closing, as a condition to Home Properties' obligation to close, the Property shall be subject only to: (i) all zoning and building laws, ordinances, resolutions and regulations of all governmental authorities having jurisdiction which affect the Property and the use and improvement thereof; (ii) all leases identified in the Rent Roll (hereinafter defined); (iii) ad valorem real estate taxes for the current year and subsequent years which are not yet due and payable; and (iv) easements, covenants, restrictions, agreements and/or reservations of record, so long as they do not interfere with the use of the Property as a rental apartment complex, if any, (v) private, public and utility easements and roads and highways, if any, (vi) the documents evidencing or securing the Existing Loan; and (vii) and any other exceptions not objected to or waived by Home Properties under Section 12 herein (collectively, the "Permitted Exceptions").

     10.   CLOSING DOCUMENTS.

A. At the time of Closing, the Partnership shall deliver to Home Properties the following:

(1) Properly executed Assignments to Home Properties of no less than 90% of the Interests;

(2) A current rent roll ("Rent Roll") certified, as of the date of Closing, which shall include a correct list of all tenants, all rental obligations of each tenant with respect to the Property and all security deposits along with a copy of all leases shown on the Rent Roll;

(3) A certificate of title and any other documentation necessary to transfer title to any vehicles, if any;

(4) Copies of the personnel files of all employees employed at the Property by the Partnership, if any, and remaining in the employment of Home Properties after the Closing;

(5) An executed original of the Registration Rights and Lock-Up Agreement in the form attached hereto as EXHIBIT D;

(6) An estoppel certificate from the Existing Lender confirming that there is no default under the Existing Loan, and that there exists no event that with the passage of time or the giving of notice, or both, would constitute such a default;

(7) Any and all affidavits, certificates or other documents reasonably and customarily required by the Title Company in order to cause it to issue the title policy regarding the Property in the form and condition required by this Agreement and any affidavits as may be necessary in order for Home Properties to obtain a non-imputation endorsement;

(8) All keys to the Property in the possession of the Partnership, which shall remain at the rental office and need not be brought to Closing;

(9) A certified copy of the Certificate of Limited Partnership of the Partnership, and such other evidence of the Partnership's power and authority as the Title Company may reasonably request;

(10) A signed counterpart of the Escrow Agreement-Reserve Amount in form substantially similar to EXHIBIT C; and,

(11) Any additional funds, documents and or instruments as may be necessary for the proper performance by the Partnership of its obligations contemplated by this Agreement.

B. At the time of Closing, Home Properties shall deliver to the Partnership the following:

(1) Evidence of organization, existence and authority of Home Properties and HME and the authority of each person executing documents on behalf of each, reasonably satisfactory to the Partnership;

(2) An opinion of a nationally recognized law firm acting as counsel for Home Properties and HME reasonably acceptable in form and content to the Partnership to the effect that (1) HME has been organized in conformity with the requirements for qualification as a real estate investment trust under the Code and currently qualifies to be taxed as such, and (2) Home Properties is classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for federal income tax purposes;

(3) Such cash as may be required of Home Properties to pay closing costs or charges properly allocable to Home Properties;

(4) An Amendment to the Home Properties' Partnership Agreement in the form necessary to admit the Unit Partners as limited partners of Home Properties and evidencing the issuance of the Units required pursuant to this Agreement;

(5) Subject to the limitation set forth in Section 3.C. herein, cash in an amount sufficient to pay Partners required to be paid, or electing to be paid their share of the Exchange Value in cash;

(6) An executed original of the Registration Rights and Lock-Up Agreement in the form attached hereto as EXHIBIT D; and,

(7) Any additional funds, documents and or instruments as may be necessary for the proper performance by Home Properties of its obligations contemplated by this Agreement.

     11. INSPECTION. For a period ending on June 15, 1999 (the "Due Diligence Period"), the Partnership agrees that Home Properties and its authorized representatives shall have the right and privilege to enter upon the Property and the Partnership's offices, upon reasonable notice, during regular business hours, for the purpose of gathering such information and conducting such environmental and engineering studies or other tests and reviews as Home Properties may deem appropriate and necessary, including but not limited to a review of the Partnership's books and records pertaining to the Property and the Other Items, matters relating to zoning compliance and compliance by the Property and the Other Items with other applicable governmental regulations, the markets in which the Property operates, any service or other contracts relating to the Property, the tax assessment on the Property and on comparable properties, the documents pertaining to the Existing Loan and such other matters as Home Properties shall deem reasonably necessary or appropriate in connection with the Property and the Other Items. All such inspections, studies, tests and reviews shall be at Home Properties' sole expense. The Partnership agrees to cooperate with Home Properties by making available to Home Properties such records, plans, drawings or other data as may be in the Partnership's possession or control relating to the Property and its operation; excluding however, any files containing confidential documents such as personnel documents, tax returns, appraisals, market analyses, projections, internal communications, or correspondence between the property manager and the Partnership. Home Properties agrees that it will provide the Partnership with a copy of any third party reports received by Home Properties with respect to its due diligence activities pursuant to this paragraph. Home Properties hereby agrees to indemnify, defend and hold the Partnership, the Partnership's tenants, agents, employees, partners and the Property harmless from and against all claims, losses, costs, damages, expenses or liabilities, including, but not limited to, mechanic's and materialmen's liens and attorneys' fees arising out of or in connection with Home Properties' access to or entry upon the Property. If any inspection or test disturbs the Property, Home Properties will restore the Property, at Home Properties' own cost and expense, to the same condition as existed prior to any inspection or test. Home Properties agrees that prior to any physical inspection or testing at the Property, it or its agents will provide the Partnership with appropriate evidence of insurance reasonably satisfactory to the Partnership. Home Properties agrees that its rights under this Section 11 shall be subject to the rights of the residents at the Property and that it will use its reasonable efforts to minimize any disruption to those residents. Home Properties shall have the right to terminate this Agreement if it determines that it does not wish to purchase the Property as a result of its findings during the Due Diligence Period and notifies the Partnership in writing of such decision on or before June 18, 1999 (the "Termination Notice"). In such event, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, other than the obligations expressly surviving any such termination, and Home Properties shall be entitled to the prompt return of the Deposit. Home Properties' failure to deliver the Termination Notice on or before June 18, 1999 shall be deemed to be a waiver by Home Properties of its right to terminate the Agreement as provided in this Section 11. The provisions of this Section 11 shall survive indefinitely any termination of this Agreement.

     12. TITLE; TITLE EXAMINATION; OBJECTIONS TO TITLE. Promptly upon execution of this Agreement by all of the parties, Home Properties shall order from the Title Company a commitment ("Title Commitment") for an ALTA owner's policy insuring the Partnership's title to the Property in an amount equal to the Consideration. No later than June 8, 1999, Home Properties shall deliver to the Partnership a statement (a "Statement of Title Defects") of defects, encumbrances or objections to title or survey matters ("Title Defects"). If Home Properties fails to deliver a Statement of Title Defects within such time period as aforesaid, such failure shall be deemed to be a waiver of any such Title Defects and the Partnership shall convey title in accordance with this Agreement and such Title Defects will be additional Permitted Exceptions. Upon receipt of Home Properties' Statement of Title Defects, the Partnership shall have five (5) business days to determine whether it wishes to attempt to cure any matters shown on such statement. If the Partnership is unable or unwilling to cure or attempt to cure any such matters, the Partnership shall give notice to Home Properties within such five (5) day period, but if no such notice is given, the Partnership shall be deemed to be unwilling to cure any such Title Defects. If the Partnership does not agree to attempt such cure, Home Properties shall have ten (10) days after the expiration of the foregoing five
(5) business day period to terminate this Agreement, in which case it shall have the right to the return of the Deposit, or to give the Partnership notice that it has elected to take title to the Property subject to the Title Defects without abatement of the Consideration and such Title Defects will be additional Permitted Exceptions. If no notice is given by Home Properties within the ten (10) day period, Home Properties shall be deemed to have terminated this Agreement. Home Properties agrees that the Partnership shall be under no obligation whatsoever to commence any proceedings, suits or actions to clear title or eliminate any Title Defects or expend any funds in connection therewith.

     13. CLOSING DATE. Unless this Agreement is terminated as provided herein, the Closing shall occur upon the later of: (a) June 30, 1999; and (b) ten (10) days after receipt of the consent of the Existing Lender to the Assumption. In the event that the consent of the Existing Lender is not received on or before June 30, 1999, either Home Properties or the Partnership may terminate this Contribution Agreement in which event this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, other than the obligations expressly surviving any such termination, and Home Properties shall be entitled to a return of the Deposit.

     14. POSSESSION. Home Properties shall have possession and occupancy of the Property from and after the Closing Date subject only to the Permitted Exceptions and to the rights of tenants shown on the Rent Roll delivered to Home Properties at Closing.

     15. BROKER'S COMMISSION. Home Properties and the Partnership each represent to the other that there are no fees or commissions due as a result of their employment of any Broker other than the fees due to Friedman, Billings, Ramsey and Co., Inc. which fees Home Properties agrees to pay. Home Properties and the Partnership each agree to indemnify the other for any and all claims and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any other broker by the indemnifying party. This representation and indemnity shall survive the Closing. Without limitation of the foregoing, at the Closing, the Partnership (prior to Home Properties acquiring the Interests) shall pay to the Management Company a disposition fee of .25% of the Consideration. The provisions of this
Section 15 shall survive indefinitely any termination or Closing of this Agreement.

     16. RISK OF LOSS. Risk of loss resulting from any eminent domain proceeding which is commenced prior to Closing, and risk of loss to the Property due to fire or any other casualty prior to Closing shall remain with the Partnership. If prior to the Closing the Property or any portion thereof is destroyed or damaged in excess of $250,000, or if the Property or any portion thereof shall is subjected to a BONA FIDE threat of condemnation or becomes the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, the Partnership shall notify Home Properties thereof within a reasonable time after receipt of actual notice thereof by the Partnership, but in any event prior to Closing, and, at its option, Home Properties may, within 5 days after receipt of such notice, elect to cancel this Agreement in which event this Agreement shall terminate and the Deposit shall be returned to Home Properties. If the Closing Date is within the aforesaid 5-day period, then Closing shall be extended to the next business day following the end of said 5-day period. If no such election is made, and in any event if the destruction or damage is not in excess of $250,000, this Agreement shall remain in full force and effect and the contribution contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this contribution, the Partnership shall assign, transfer and set over to Home Properties all of the right, title and interest of the Partnership in and to any awards that have been or that may thereafter be made for such taking, and the Partnership shall assign, transfer and set over to Home Properties any insurance proceeds that may have been or that may thereafter be made for such damage or destruction giving Home Properties a credit at Closing for any deductible under such policies. The Partnership hereby agrees that it shall keep all insurance policies presently existing which relate to the Property in effect through the Closing Date.

     17.   CONDITIONS PRECEDENT TO HOME PROPERTIES' OBLIGATION TO CLOSE.

A. It shall be a condition to Home Properties' obligation to consummate the Closing that there are at Closing 966 apartment units in rentable condition and with respect to all of which the Partnership has received no notice from any governmental authority or agency having jurisdiction over the Partnership, the Property and the Other Items stating that the Partnership, the Property or the Other Items are in violation of any federal, state, county or local laws, ordinances, rules and regulations. In the event that the Partnership has received any such notice, then at its election, the Partnership shall, for up to sixty (60) days after the receipt of such notice, have the right, but not the obligation, to cure any violation set forth therein and the Closing Date shall be extended to that date which is five days after the violation has been cured, but such extension is not to be for more than 65 days. If the Partnership fails to notify Home Properties that it has elected to cure any such violation within 10 days of the receipt of any such notice, then the Partnership shall be deemed to have elected not to cure any such violation.

B. It shall be a condition to Home Properties' obligation to consummate the Closing that Home Properties has not exercised its right to terminate this Agreement as provided herein.

C. It shall be a condition to Home Properties' obligation to consummate the Closing that on the Closing Date the Title Company is prepared to issue a title policy insuring the Partnership's fee interest in the Property subject only to the Permitted Exceptions.

D. It shall be a condition to Home Properties' obligation to close that prior to May 30, 1999, the Board of Directors of HME (the "Board") shall have approved the acquisition of the Interests by Home Properties on the terms and conditions set forth in this Agreement.

E. It shall be a condition to Home Properties' obligation to close that, as at the Closing Date, the Existing Loan shall be in full force and effect and no default or right to accelerate shall be occurring under the Existing Loan.

F. It shall be a condition to Home Properties' obligation to close that the Managers shall have executed an agreement whereby they agree that they will be responsible for making all final distributions to the former Partners of the Partnership from: (i) any amounts remaining in the Reserve Amount and/or Contingency Account (as the case may be) at the time of expiration of such Accounts; and (ii) and from any other Partnership funds that the Managers hold, and shall indemnify Home Properties for all claims relating thereto.

It shall be a condition to Home Properties' obligation to close that the Unit Partners shall provide a guarantee to the Existing Lender of the Partnership's indebtedness in the amount determined by the Partnership to be necessary to avoid disguised sale treatment under applicable regulations. Notwithstanding the foregoing, no Unit Partner will be required to guarantee any debt of Home Properties other than with respect to debt described in the immediately preceding sentence.

     It is understood that the conditions set forth Paragraphs A through G in this Section 17 are for Home Properties' benefit and may be waived by Home Properties at any time. If any of the above conditions are not satisfied or waived by Home Properties, Home Properties shall have the right to terminate this Agreement by written notice to the Partnership. In the event of such a termination, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, other than the obligations expressly surviving any such termination, and Home Properties shall have the right to the return of its Deposit.

     18. CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE. In addition to all other conditions set forth herein, the obligation of Home Properties, on the one hand, and Partnership, on the other hand, to consummate the Closing contemplated hereunder shall be contingent upon the following:

A. The other party's representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date.

B. As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;

C. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the other party's ability to perform its obligations under this Agreement;

D. There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby;

E. The Management Company shall have conveyed to Home Properties and Home Properties shall have accepted from the Management Company, the assets and management agreements to be conveyed to Home Properties pursuant to the terms of the Management Company Agreement, and the transactions contemplated therein have closed simultaneously with the transactions contemplated hereby;

F. The Affiliated Partners shall have contributed to Home Properties and Home Properties shall have accepted from the Affiliated Partners, all (but not less than 90%) of the Affiliated Interests pursuant to the Other Contribution Agreements, and the transactions contemplated therein have closed simultaneously with the transactions contemplated hereby; and,

G. Partners owning not less than 90% of the aggregate Partnership Interests shall have agreed in writing on or before the Closing Date to exchange their Interests in the Partnership for cash, Units, or a combination of both cash and Units, and assignments for such interests shall have been received by Closing.

     H. Home Properties and Douglas Erdman shall have entered into a mutually satisfactory written employment agreement.

     I. All of the provisions of the Operating Agreement of the Partnership shall have been complied with or properly waived by the necessary parties in order for Home Properties to acquire the Interests and be substituted as a member of the Partnership.

So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, (i) terminate the Agreement by delivering written notice of termination to the other party on or before the Closing Date specifying the unsatisfied condition entitling the non-defaulting party to terminate this Agreement and provided the other party fails to satisfy the condition specified in the notice within five days after receipt of the notice; (ii) elect to extend the Closing for up to 60 days until such condition is satisfied, and (iii) elect to consummate the transaction, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the non-satisfaction of such condition, there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had actual knowledge at the Closing. Notwithstanding the foregoing, the failure of a condition due to the breach of a party shall not relieve such breaching party from any liability it would otherwise have hereunder. So long as Home Properties is not in default hereunder, upon termination of this Agreement as provided above, Home Properties shall have the right to the return of its Deposit.

     19. REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP. The Partnership makes the following representations and warranties to Home Properties as of the date hereof and as of Closing:

A. To the best of the Partnership's knowledge, the leases (the "Leases") listed on the rent roll attached hereto as EXHIBIT G and the contracts listed on the attached EXHIBIT H (the "Contracts") comprise all of the leases and rights to the property and all of the contracts to which Home Properties will be subject on the Closing Date.

B. All of the Partnership's obligations under the Leases and Contracts are fully performed and, to the best of the Partnership's knowledge, except as set forth on the attached Exhibits and except for delinquencies in the payment of rent for the current month, there is no default under any of the Leases and Contracts by any party thereto or no event which, with the giving of notice or passage of time, or both, would constitute a default thereunder. There are no other security deposits (the "Security Deposits") except as identified on EXHIBIT G.

C. Other than to the Existing Lender, the Partnership has made no prior assignment or conveyance of the Leases, Security Deposits and Contracts and the Partnership is the valid holder of landlord's interest in the Leases.

D. To the best of the Partnership's knowledge, there is no litigation, proceeding or investigation pending, or to the knowledge of the Partnership threatened, against or affecting the Partnership that might affect or relate to the validity of this Agreement, any action taken or to be taken pursuant hereto, or the Property or the Other Items or any part or the operation thereof, whether or not fully covered by insurance.

E. To the best of the Partnership's knowledge, the Partnership has not received any written notices from any governmental authority or agency having jurisdiction over the Partnership or the Property that the Partnership, the Property or the Other Items are in violation of, any law, ordinance, rule, regulation or code or condition in any approval or permit pursuant thereto (including without limitation, any zoning, sign, environmental, labor, safety, health or price or wage control, ordinance, rule, regulation or order of) applicable to the ownership, development, operation or maintenance of the Property or the Other Items. Promptly upon receipt of any such notice, the Partnership shall provide Home Properties with a copy.

F. All of Community Realty Company, Inc.'s obligations under the management agreement for the Property (the "Management Agreement") have been performed and the Partnership has no claim of any nature against Community Realty Company, Inc. or any of its successors and assigns relating to that Management Agreement.

G. The Partnership is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Maryland, and, subject to consent of the Partners and the consent of the Existing Lender, the Partnership has full power and authority to enter into, and to fully perform and comply with the terms of this Agreement and to own, lease and operate its properties and to carry on its business as it is now being conducted.

H. Subject to consent of the Partners and the consent of Existing Lender, the execution and delivery of this Agreement, and its performance by the Partnership, will not conflict with, or result in the breach of, any contract, agreement, law, rule or regulation to which the Partnership is a party, or by which the Partnership is bound.

I. Subject to consent of the Partners and consent of Existing Lender, to the best knowledge of the Partnership this Agreement is valid and enforceable against the Partnership in accordance with its terms, and each instrument to be executed by the Partnership pursuant to this Agreement, or in connection herewith, will, when executed and delivered, be valid and enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors' rights generally.

J. To the best knowledge of the Partnership, the tax-related information set forth on SCHEDULE 2 attached hereto is true, complete and accurate in all material aspects as at the date set forth therein. The obligations of Home Properties contained in Paragraph (A)(ii) of Section 29 are based upon and limited to, the information set forth on SCHEDULE 2.

K. SCHEDULE 1 hereto lists the current holders of all outstanding Partner Interests of the Partnership together with the percentage Interest held by each Partner. In the event that any Partner listed on Schedule 1 transfers any Interests prior to the Closing Date, the Partnership shall use good faith reasonable efforts to promptly provide written notice to Home Properties of such transfer, and such notice shall include the names of the transferor and the transferee, the address of the transferee and the percentage of Interests transferred.

L.   To the best knowledge  of  the  Partnership,  except:  (i) as disclosed in
SCHEDULE 3 attached hereto; (ii) for liabilities and obligations incurred in the normal course of business of the Partnership; and (iii) as otherwise disclosed in this Agreement, the Partnership has no material liability or obligation of any nature which in any way materially affects the Partnership, the Property or the Other Items whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto).

M. To the best knowledge of the Partnership, the Partnership has filed or will file when due all notices, reports and returns of Taxes (as defined below) required to be filed before the Closing Date and has paid or, if due and payable between the date hereof and the Closing Date, will pay, all Taxes and other charges for the periods shown to be due on such notices, reports and returns. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sale, gross receipts, employment and franchise taxes imposed by the United States, or any state, country, local or foreign government, or subdivision or agency thereof with respect to the assets or the business of the Partnership, and including any interest, penalties or additions attributable thereto.

     Home Properties acknowledges, understands and agrees that, except as provided in this Agreement to the contrary, Home Properties' acquisition of the Property and Other Items and any other rights and interests to be contributed, conveyed, transferred and/or assigned is on an "AS IS" "WHERE IS" PHYSICAL BASIS, WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH REGARD TO PHYSICAL CONDITION OR COMPLIANCE WITH ANY LEGAL REQUIREMENTS OR TITLE EXCEPTIONS OF THE PROPERTY, INCLUDING WITHOUT LIMITATION ANY LATENT OR PATENT DEFECTS, CONDITION OF SOILS (INCLUDING SURFACE AND SUBSURFACE CONDITIONS), EXISTENCE OR NON EXISTENCE OF HAZARDOUS SUBSTANCES OR POLLUTANTS, QUALITY OF CONSTRUCTION, STATE OF REPAIR, WORKMANSHIP, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR AS TO THE PHYSICAL MEASUREMENTS OR USABLE SPACE THEREOF, TITLE TO THE PROPERTY, THE ASSIGNABILITY, ASSUMABILITY OR TRANSFERABILITY OR
VALIDITY OF ANY LICENSES, PERMITS, GOVERNMENT APPROVALS, WARRANTIES OR GUARANTIES RELATING TO THE PROPERTY OR THE USE OR OPERATION THEREOF, ZONING, BUILDING CODE, ACCESS, ENVIRONMENTAL, FIRE OR LIFE SAFETY, SUBDIVISION OR OTHER ORDINANCES, LAWS, CODES OR REGULATIONS, OF ANY KIND, PRIOR OR CURRENT
OPERATIONS CONDUCTED ON THE PROPERTY AND SURROUNDING PROPERTY, OR ANY COVENANTS, CONDITIONS, RESTRICTIONS OR DECLARATIONS OF RECORD AND ALL OTHER MATTERS OR THINGS AFFECTING OR RELATING TO THE PROPERTY. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE CLOSING DOCUMENTS.

     As used in the foregoing representations and warranties, the phrase "to the best of the Partnership's knowledge" shall mean the actual, conscious knowledge of Douglas Erdman.

     Notwithstanding the foregoing Paragraphs A. through M. of this Section 19, if Home Properties or its representatives has actual knowledge on the Closing Date that any of the Partnership's representations or warranties in this Contribution Agreement are not true as of the Closing Date and Home Properties elects nonetheless to close, Home Properties shall be deemed to have waived any claim for breach of such representation or warranty, to the extent that Purchaser or its representatives had actual knowledge that the same was not true.

     The representations and warranties contained herein shall survive the Closing and shall not be deemed to have merged in any document delivered at Closing, but each such representation and warranty shall terminate on, and be of no further force after the 180th day following the Closing Date. Notwithstanding the foregoing sentence, any claim relating to any intentional, material breach of a representation and warranty shall survive indefinitely. Any claim based upon a misrepresentation or a breach of a representation or warranty contained in this Contribution Agreement shall be actionable or enforceable only if the amount of damages or losses as a result of such claim suffered exceeds $25,000.

     20. REPRESENTATIONS AND WARRANTIES OF HOME PROPERTIES. Home Properties represents and warrants to the Partnership as of the date hereof and as of the Closing as follows:

A. Home Properties is and will be as of the date of Closing duly organized, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to enter into and carry out this Agreement according to its terms.

B. This Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of Home Properties, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

C. To the best of its knowledge after due inquiry, there is no litigation, proceeding or investigation pending, or to the knowledge of Home Properties threatened, against or affecting Home Properties or the partners of Home Properties that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, or that might have a material adverse effect on the business or operations of Home Properties.

D. HME has been organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986 (the "Code") and its method of operation is expected to enable it to continue to satisfy the requirements for taxation as a real estate investment trust under the Code for the fiscal year ending December 31, 1999 and in the future.

E. Home Properties is classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for federal income tax purposes.

F. (i) HME, Home Properties, each subsidiary of HME or Home Properties and each partnership or limited liability company in which HME or Home Properties owns an interest (any such subsidiary, partnership or limited liability company being herein referred to as a "Subsidiary") have filed or caused to be filed all federal, state, local, foreign and other tax returns, reports, information returns and statements required to be filed by them; (ii) HME, Home Properties and each Subsidiary have paid or caused to be paid all taxes (including interest and penalties) that are shown as due and payable on such returns or claimed by any taxing authority to be due and payable with respect to such returns, except those which are being contested by them in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on their books in accordance with generally accepted accounting principles consistently applied; (iii) HME Home Properties and each Subsidiary do not have any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by them in accordance with generally accepted accounting principles consistently applied; (iv) as of the date of this Agreement, Federal and state income tax returns for HME and Home Properties have not been audited by the Internal Revenue Service or state authorities; (v) as of the date of this Agreement, no deficiency, assessment with respect to, or proposed adjustment of, HME's or Home Properties' federal, state, local, foreign or other tax returns is pending or, to the best of Home Properties' knowledge, threatened; and (vi) as of the date of this Agreement, there is no tax lien, whether imposed by any federal, state, local or other tax authority, outstanding against the assets, properties or business of HME, Home Properties or any Subsidiary.

G. Home Properties has delivered to the Partnership a complete and correct copy of: (i) the Articles of Incorporation and by-laws of HME; and (ii) the Second Amended and Restated Agreement of Limited Partnership of Home Properties, in each case, as amended.

H. Home Properties has previously made available to the Partnership as requested in writing by the Partnership complete and correct copies of: (i) the annual report on Form 10-K for HME for the period ending December 31, 1998;
(ii) all quarterly reports on Form 10-Q for HME for each of the quarters in 1998 and first quarter of 1999; (iii) definitive proxy statement for HME for the 1999 Shareholders' Meeting; (iv) any current reports on Form 8-K filed by HME since December 31, 1998; and (v) any other form, report, schedule and statement and filed by HME with the Securities and Exchange Commission ("SEC") under the Exchange Act, since January 1, 1999 (collectively, the "SEC Documents"). As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Exchange Act to the extent applicable to such SEC Documents, and none of such SEC Documents (as of their respective dates) contained an untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except as the same was corrected or superseded in a subsequent document duly filed with the SEC. HME is not aware of any reports or filings required to be filed under the Exchange Act with the SEC under the rules and regulations of the SEC that have not been filed.

I. Home Properties is receiving the Interests delivered pursuant to this Agreement for investment purposes for its own account, and not with the view to or in connection with any distribution thereof. Home Properties understands that the Interests may not be sold, assigned, offered for sale, pledged or otherwise transferred unless such transaction is registered under the Securities Act of 1933, as amended, and applicable state securities laws, or exemptions from such registration requirements.

     The representations and warranties of Home Properties contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to the Partnership at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated pursuant to this Agreement, do not contain any untrue statements or a material fact, or fail to state a material fact necessary to make it not misleading.

     The representations and warranties contained herein shall survive the Closing and shall not be deemed to have merged in any document delivered at Closing.

     21. ASSIGNMENT. This Agreement, and all or any portion of the rights of Home Properties hereunder, may not be assigned by Home Properties without the prior written consent of the Partnership, which may be granted or withheld in its sole discretion.

     22. NOTICE. All notices given pursuant to any provisions of this Agreement shall be in writing and shall be effective upon receipt and then only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by a national over-night carrier, or by telecopy with confirmation of receipt to the addresses set forth below:

     To the Partnership: c/o Community Realty Company, Inc.
                           Attn: Douglas F. Erdman
                           6305 Ivy Lane, Suite 210
                           Greenbelt,  Maryland 20770
                           Telecopy No.: (301) 474-8672

     To Home Properties:   HOME PROPERTIES OF NEW YORK, L.P.
                      Attn:  Norman Leenhouts, Chairman
                           850 Clinton Square
                           Rochester, New York  14604
                           Telecopy No.: (716) 546-5433

     23. PLANS. The Partnership agrees to provide Home Properties with all plans and architectural drawings in their possession for the improvements completed at the Property, including, without limitation, all "as built" plans in their possession and the Partnership further agrees that it will endeavor to turn over the same to Home Properties at the Property during the Due Diligence Period.

     24. APPLICABLE LAW. The corporate laws of the State of Maryland will govern all questions concerning the relative rights and obligations of the parties with respect to any HME Common Shares acquired or acquirable by the holders of Units on account of their Units. Except as limited by the Operating Partnership Agreement, the laws of the State of New York will govern all other questions concerning the relative rights and obligations of the holders of Units as limited partners in Home Properties, or otherwise with respect to the Units. This Agreement shall, otherwise, be governed, construed and interpreted in accordance with the laws of the State of Maryland applicable to contracts made and to be performed wholly within the State of Maryland without giving effect to the conflicts-of-laws principles thereof.

     25. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties, and any and all prior understandings or agreements, whether written or oral, are hereby merged into this Agreement. This Agreement cannot be modified except by a written instrument signed by the parties hereto.

     26. BINDING AGREEMENT. This Agreement shall not be binding or effective until properly executed by the Partnership and Home Properties.

     27.   CONFIDENTIALITY.   By  execution  of  this  Agreement  and except as
otherwise provided herein, prior to the Closing Home Properties and the Partnership agree to keep any and all information with respect to the transactions contemplated by this Agreement strictly confidential, and will not disclose any such information, without the other's prior written consent, unless such disclosure is required by, or appropriate under, applicable law or judicial process. Home Properties may disclose the existence of this Agreement to the extent necessary to conduct its due diligence with respect to the Property and the Partnership may disclose the existence and terms of this Agreement to the extent necessary to consummate the transactions contemplated hereby. Home Properties agrees that it will obtain the consent of the Partnership, which shall not be unreasonably withheld or delayed, with respect to the content of any press releases to be issued by Home Properties relating to the transaction described herein. The provisions of this Section 27 shall survive indefinitely any termination of this agreement.

     28.   PARTNERSHIP COVENANTS.

A. Upon the request of Home Properties, the Partnership will provide, or cause to be provided, a signed representation letter substantially in the form attached hereto as EXHIBIT I. The Partnership will provide access by Home Properties' representatives, to all financial and other information relating to the Property as is sufficient to enable them to prepare audited financial statements, at Home Properties' expense, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission.

B. Prior to the Closing Date, the Partnership shall continue to fulfill all of its obligations under the terms of the leases encumbering the Property and under the service contracts and the Partnership shall operate, maintain and repair all landscaping, buildings, fixtures and facilities in accordance with its current practices.

C. The Partnership covenants that it hereby waives any and all claims it may have against Home Properties as assignee of the Management Agreement relating to any defaults by Community Realty Company, Inc. in the performance of its obligations under the Management Agreement.

D. The Partnership will cease to market the Property during the term and pendency of the Contribution Agreement. In that regard, the Partnership will refrain from soliciting or accepting any offer from any third party, or initiating any discussions with any third party concerning the sale, refinancing or recapitalization of the Property, until such time as either Home Properties or the Partnership shall have terminated this Contribution Agreement.

E. The Managers hereby covenant to cause the tax returns to be prepared for the Partnership for the period up to the Closing Date. Home Properties shall make available to the Managers (and their representatives) promptly upon request, all financial and other information relating to the Partnership which is necessary to permit the Managers to file any tax returns on behalf of the Partnership for its taxable year ended on the Closing Date, and for such other purposes as may be requested by the Managers in order to wind up business affairs for the entity and the Partners, and shall otherwise cooperate reasonably with the Managers with respect to any pre-Closing tax matters.

F. The Managers shall cause tax returns for the Partnership for the period up to the Closing Date to be completed within one hundred twenty (120) days of the Closing Date. A copy of such final tax returns shall be submitted to Home Properties promptly upon their filing with the relevant governmental authority. Within one hundred twenty (120) days of the Closing Date, the Managers shall also provide Home Properties with a schedule showing: (i) the net book value of the Property and the Other Items owned by the Partnership as of the Closing Date; and (ii) an updated SCHEDULE 2 providing the actual information which was estimated in such Schedule. The obligation of Home Properties contained in
Section 29.A.(2) is limited by the estimated information originally provided in
SCHEDULE 2. The information on the Schedule shall be calculated in a manner consistent with the calculations made for federal income tax depreciation purposes.

     29.   HOME PROPERTIES' COVENANTS.

A. Home Properties hereby covenants to the Partnership and the Unit Partners as follows:

(1) For a period of ten (10) years from and after the Closing Date, Home Properties shall not sell, exchange, transfer or otherwise dispose of the Property unless such transaction occurs in a manner as to be tax free to the Partners receiving Units. After the foregoing 10-year period, Home Properties will use commercially reasonable efforts to effect any disposition of all or part of the Property through a <section>1031 tax-free exchange or other transaction which does not cause federal income tax gain to be incurred by the Partners receiving Units and their respective successors and assigns. In the event that Home Properties breaches any of its obligations set forth in this
Section 29(A)(I), Home Properties shall indemnify, defend and hold harmless each of the Partners receiving Units and their respective successors and assigns (each an "Indemnified Party" and collectively the "Indemnified Parties") from and against the aggregate federal, state and local income taxes incurred by such Indemnified Party as a result thereof (collectively, "Taxes") plus the Taxes incurred by such Indemnified Party as a result of the receipt of the Indemnity Payment (the "Tax Indemnity Amount"). Any such Taxes shall be deemed to be the amount of gain or income recognized by the relevant Indemnified Party multiplied by the highest actual rate or rates imposed upon such Indemnified Party for such gain or income (assuming it is the last dollar of income or gain) for the year in which such gain or income is recognized. In determining the Tax Indemnity Amount, no effect shall be given to the Indemnified Parties' tax deductions, tax credits, tax carry forwards nor to any other of their tax benefits or tax attributes. The Tax Indemnity Amount shall be payable by Home Properties to each Indemnified Party not later than thirty
(30) days following the filing of tax returns for the Indemnified Party for the year in question.

(2) For a period of ten (10) years from and after the Closing Date, Home Properties shall allocate to the Partners receiving Units, for federal income tax purposes, pursuant to Section 752 of the Code, nonrecourse liabilities of Home Properties in an aggregate amount necessary to prevent gain recognition under Section 731(a)(1) of the Internal Revenue Code (the "Code") by the Partners receiving Units with negative capital accounts as a result of a deemed distribution of money to such persons pursuant to Section 752(b) of the Code. Notwithstanding the above, the Partnership on behalf of itself and the Unit Partners acknowledges that Home Properties has made no representation that the transaction as described in this Agreement will avoid disguised sale treatment under applicable Code regulations.

(3) Home Properties shall utilize the "traditional method" under Section 704(c) of the Code without curative allocations in accordance with Treasury Regulation Section 1.7043(b)(1) to adjust for discrepancies between the agreed-upon value of the various components of the contributed Property (or for any property received in exchange for any contributed Property in a like-kind exchange) and the adjusted tax basis of such components.

(4) If, at the expiration of the one-year anniversary of the Closing Date (the "Lock-In Period") and for one year thereafter a Unit owner elects to exercise their Purchase Right (as defined in the Operating Partnership Agreement) and the then current Market Value (as defined in the Operating Partnership Agreement) is less than the Designated Value, then such Unit owner shall, on the Specified Purchase Date (as defined in the Operating Partnership Agreement), receive a proportionately increased Cash Amount (as defined in the Operating Partnership Agreement) or increased number of HME Common Shares (if Home Properties has elected to deliver HME Common Shares as permitted pursuant to Section 6.08(b) of the Operating Partnership Agreement) having a value up to, but not exceeding 10% of the Designated Value for each Unit with respect to which the Purchase Right was exercised. An example of the calculation as described above is attached as EXHIBIT J.

(5) Home Properties covenants and agrees that it shall use its reasonable commercial efforts to cause HME to continue to be taxed as a real estate investment trust under the Code unless the Board of Directors of HME determines that it is in the best interests of shareholders of HME to be taxed otherwise.

(6) Simultaneously with the Closing, Home Properties shall cause HME to expand the number of directors on the Board by one seat and to procure that Mr. Albert Small (the "Nominee") is appointed to such Board through any actions of the then current Board to serve until the next annual meeting of the shareholders of HME. After the expiration of the initial term of the Nominee, at each successive annual or special meeting of the shareholders of HME at which directors are to be elected by shareholders and which meetings are held during the years 2000, 2001 and 2002, the Unit Partners, collectively as one group with the individuals and entities that received Units as Consideration under the Other Contribution Agreements, shall have the right to nominate the Nominee. Notwithstanding the above, the right to so nominate the Nominee shall terminate when Albert Small shall cease to hold a seat on the Board unless caused by the violation by HME of the above provisions or in the event that Mr. Small shall become incapacitated or incompetent. In the event that HME adopts any mandatory age restrictions that would otherwise restrict Mr. Small's ability to be nominated and elected to the Board as provided above, it is agreed that, for the years 2000, 2001 and 2002, such restrictions shall not apply to Mr. Small or that he shall receive a waiver from such restrictions.

(7) Home Properties shall cooperate fully, as and to the extent reasonably requested by the Managers, in connection with the filing of any tax return, statement, report or form, and any audit litigation or other proceeding with respect to Taxes. Such cooperation shall include, without limitation, the retention and (upon request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Home Properties agrees to retain all books and records with respect to Tax matters pertinent to the Partnership relating to any pre-Closing tax period until the expiration of the applicable statute of limitations (taking into account waivers or extensions) or, if sooner, such time as a final determination shall have been made with respect to such Taxes for such period, and to abide by all record retention agreements entered into with any taxing authority.

     30. DEFAULT. In the event that Home Properties fails to acquire the Interests pursuant to this Agreement other than by reason of a termination by Home Properties expressly permitted hereunder or the Partnership's default, the Partnership agrees that the Partnership's sole remedies shall be (i) to have the Title Company deliver the Deposit to the Partnership as liquidated damages to recompense the Partnership for time spent, labor and services performed, and loss of its bargain and to terminate this Agreement; or (ii) to seek specific performance. Home Properties acknowledges that in the event of such a failure by Home Properties, the damages suffered by the Partnership will be difficult to ascertain with certainty. Therefore, Home Properties and the Partnership agree that in the event of such a failure by Home Properties, and if the Partnership does not elect to seek specific performance, then the sum of $270,000 is a good faith estimate of the Partnership's damages and at the Partnership's election said sum shall be promptly paid to the Partnership in the form of the Deposit. In such event the Partnership agrees to accept the Deposit as the Partnership's total damages and relief hereunder in the event of Home Properties' default hereunder. In the event that Home Properties does so default and this Agreement is terminated, Home Properties shall have no further right, title, or interest in the Property or the Interests. In the event the Partnership fails to sell the Property to Home Properties pursuant to this Agreement other than by reason of a termination by the Partnership expressly permitted hereunder or Home Properties' default, Home Properties' sole remedies shall be (i) cancellation of this Agreement in which event Home Properties shall be entitled to the return by the Title Company to Home Properties of the Deposit, or (ii) to seek specific performance. In no event shall either party be entitled to any remedies or damages for breach of this Agreement, except as set forth hereinabove. And in no event shall any party be entitled to punitive or consequential damages for the breach of this Agreement.

     31. RECORDATION. Neither party may record this Contribution Agreement; and any recordation shall render the contract void. Also, neither party may file a lis pendens against the Property.

     32. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach or the validity thereof shall be settled by final and binding arbitration in accordance with the most current Commercial Arbitration Rules (the "Rules") of the American Arbitration Association
("AAA"). The arbitration shall be conducted by a tribunal of three (3) arbitrators (the "Tribunal"). Each party shall appoint an arbitrator within ten (10) days from the filing of the Demand and Submission in accordance with Paragraph 7 of the Rules and the two (2) arbitrators shall jointly appoint the third arbitrator, within fifteen (15) days from their appointment, in accordance with Paragraph 7 of the Rules. If the two (2) appointed arbitrators fail to agree upon a third arbitrator within said fifteen (15) days and fail to agree to an extension of such period, the third arbitrator shall be appointed by the AAA in accordance with Paragraph 15 of the Rules. The place of arbitration shall be Baltimore, Maryland and the Award shall be issued at the place of arbitration. The Tribunal may, however, call and conduct hearings and meetings at such other places as the parties may agree. The law applicable to the arbitration procedure shall be the Federal Arbitration Act (the "Act") as supplemented by any law of the place of arbitration which is not inconsistent with the Act.

     The decision of the Tribunal (the "Award")  shall  be  made  within ninety
(90) days of the appointment of the Tribunal pursuant to the provisions hereof, and the parties hereby agree that any such decision need not be accompanied by a reasoned opinion. The Award may, except as limited by Section 30 of this Agreement, include (i) recovery of actual damages for violation of any obligations under this Agreement or of governing law, including the recovery of attorneys' fees to the prevailing party (ii) injunctive relief against threatened or actual violations of any obligation under the Agreement or of governing law or (iii), if and to the extent permitted under the terms of the Agreement, the remedy of specific performance. The Award shall be final and binding on the parties. Judgment upon the Award may be entered in any court having jurisdiction thereof or having jurisdiction over one or more of the parties or their assets. The parties specifically waive any right they may enjoy to apply to any court for relief from the provisions of this Agreement or from any decision of the Tribunal made prior to the Award.

     33. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected thereon as the signatories.

     34. SIGNATURE BY FACSIMILE. The parties may execute and deliver this Agreement by forwarding signed facsimile copies of their signature page to this Agreement and delivering an original of the same by overnight courier. Such facsimile signatures shall have the same binding effect as original signatures, and the parties hereby waive any defense to validity based on any such copies or signatures.

     35. EMPLOYEES. The Partnership shall be responsible for, and shall make arrangements for payment of, all amounts due, up to the Closing Date, as management fees under any management agreement relating to the Project as well as for salaries, accrued vacation pay and withholding and payroll taxes, if any, accruing prior to the Closing Date to the employees of the Partnership. The Partners hereby indemnify Home Properties for any and all expenses and costs Home Properties may incur relating to claims by employees of the Partnership for payment of any salaries or other benefits due to such employees for periods prior to the Closing Date. Any such claims shall be deemed to be Indemnity Claims as described in Section 4C above.

     IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the day and date first above written.

                HOME PROPERTIES OF NEW YORK, L.P.

                By:  Home Properties of New York, Inc., General Partner


                                 By: __________________________

                                 Title: _________________________



                                 (PARTNERSHIP)



                                 By: __________________________

LIST OF EXHIBITS AND SCHEDULES


EXHIBIT A       Legal Description
EXHIBIT B       Other Contribution Agreements
EXHIBIT C       Escrow Agreement  Reserve Amount
EXHIBIT D       Registration Rights and Lock-Up Agreement
EXHIBIT E       Escrow Agreement  Deposit
EXHIBIT F       Intentionally Omitted.
EXHIBIT G       Rent Roll
EXHIBIT H       List of Contracts
EXHIBIT I       Representation Letter
EXHIBIT J       Example of Calculation

     Schedule 1       List of Partners
     Schedule 2       Tax-Related Information
     Schedule 3       Liabilities


           PORTFOLIO INFORMATION


NAME AND LOCATION                # OF       PRICE               OWNER ENTITY
                                 UNITS
Bonnie Ridge Apartments         966     $46,832,000             Bonnie Ridge,LLC
4 Wytchwood Court
Baltimore, MD  21209

Carriage Hill Apartments        664     $36,752,000             Kenwood Associates
Glenside Drive                                                  Limited Partnership
Richmond, VA

Laurel Pines Apartments         236     $7,488,000              Laurel Pines Club
14601 Bowie Road                                                Aparments, LLLP
Laurel, MD  20708

The Pavilion Apartments         432     $30,092,000             Bernmil Associates
5901 Montrose Road                                              LLP
Rockvill, MD  20852

Riverdale Apartments            580     $15,496,000             Riverdale
2018 Cunningham Drive                                           Apartments, LLC
Hampton, VA  23666

Seminary Hill Apartments        296     $13,000,000             Seminary Hills
4700 Kenmore Ave.                                               Limited Partnership
Alexandria, VA  22304

Seminary Towers Apartments      548     $24,494,000             Seminary Towers
4701 & 4801 Kenmore Ave.                                        Limited Partnership
Alexandria, VA  22304

CRC Assets                      N/A     $4,160,000              Community Realty
                                                                Company, Inc.
